Exhibit 10.01

STOCK PURCHASE AGREEMENT

between

Gerald Hehenberger Privatstiftung

and

American Superconductor Corporation

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3.27.	Books and Records	18
3.28.	Disclosure	18

ARTICLE IV REPRESENTATIONS OF THE BUYER		18
4.1.	Organization, Qualification and Corporate Power	18
4.2.	Authorization of Transaction	18
4.3.	Noncontravention	19
4.4.	Brokers’ Fees	19
4.5.	Investment Representation	19
4.6.	Capitalization	19
4.7.	Reports and Financial Statements	19
4.8.	Disclosure	20

ARTICLE V COVENANTS		20
5.1.	Closing Efforts	20
5.2.	Governmental and Third-Party Notices and Consents	20
5.3.	Operation of Business	21
5.4.	Access to Information	22
5.5.	Exclusivity	22
5.6.	Expenses	23
5.7.	S-X Financial Statements	23

ARTICLE VI CONDITIONS TO OBLIGATIONS OF THE PARTIES		23
6.1.	Conditions to Obligations of the Buyer	23
6.2.	Conditions to Obligations of the Trust	25

ARTICLE VII INDEMNIFICATION		25
7.1.	Indemnification by the Trust	25
7.2.	Indemnification by the Buyer	26
7.3.	Indemnification Claims	26
7.4.	Survival of Representations and Warranties	28
7.5.	Limitations	28
7.6.	Holdback Provisions	29

ARTICLE VIII POST-CLOSING AGREEMENTS		30
8.1.	Proprietary Information	30

ARTICLE IX REGISTRATION RIGHTS		30
9.1.	Registration of Shares	30
9.2.	Limitations on Registration Rights	31
9.3.	Registration Procedures	31
9.4.	Requirements of Trust	32
9.5.	Indemnification	32
9.6.	Assignment of Rights	32
9.7.	Limitations on Sale	32
9.8.	Buyer Obligations Concerning Rule 144	33

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ARTICLE X TERMINATION		33
10.1.	Termination of Agreement	33
10.2.	Effect of Termination	34

ARTICLE XI DEFINITIONS		34

ARTICLE XII MISCELLANEOUS		41
12.1.	Press Releases and Announcements	41
12.2.	Notices	41
12.3.	Successors and Assigns	42
12.4.	Entire Agreement; Amendments; Attachments	43
12.5.	Severability	43
12.6.	No Third Party Beneficiaries	43
12.7.	Governing Law	43
12.8.	Arbitration	43
12.9.	Attorneys’ Fees	43
12.10.	Section Headings	43
12.11.	Counterparts and Facsimile Signature	43

Schedule 1.5(b)

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STOCK PURCHASE AGREEMENT

Agreement (the “Agreement”) entered into as of November 28, 2006 by and between American Superconductor Corporation, a Delaware corporation (the “Buyer”), and Gerald Hehenberger Privatstiftung, a trust incorporated according to the laws of Austria (the “Trust”), which owns all of the issued and outstanding nominal share capital of Windtec Consulting GmbH, a corporation incorporated according to the laws of Austria (the “Company”).

Preliminary Statement

1. The Trust owns all of the issued and outstanding shares of the Company (the “Shares”).

2. The Buyer desires to purchase, and the Trust desires to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

1.1. Purchase of the Shares from the Trust. Subject to and upon the terms and conditions of this Agreement, at the Closing the Trust shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Trust, all of the Shares.

1.2. Further Assurances. At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, the Trust shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Shares, to put the Buyer in actual possession and operating control of the assets, properties and business of the Company, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

1.3. Purchase Price. The purchase price to be paid by the Buyer to the Trust for the Shares shall be One Million Three Hundred Thousand (1,300,000) shares of Buyer Common Stock (the “Closing Buyer Shares”) plus any additional amounts payable pursuant to Section 1.5 (the “Performance Shares,” and collectively with the Closing Buyer Shares, the “Buyer Shares”).

1.4. The Closing. The Closing shall take place at the offices of Wolf Theiss Rechtsanwälte GmbH, Schubertring 6, 1010 Vienna, commencing at 9:00 a.m., local time, on the later of January 5, 2007 and the date that is two business days after the satisfaction or waiver of all the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (excluding the delivery at the Closing of any of the documents set forth in Article VI) (such date, the “Closing Date”). At the Closing:

(a) the Trust and the Buyer shall execute, through duly authorized representatives, a closing statement in the form of notarial deed incorporated herein, confirming that the Closing has occurred and that this Agreement has become effective;

(b) the Buyer shall deliver to the Trust a certificate for the Closing Buyer Shares registered in the name of the Trust and recorded on the stock transfer ledger of the Buyer; and

(c) the Buyer and the Trust shall deliver, or cause to be delivered, the other documents and instruments required under Article VI.

1.5. Earnout; Additional Purchase Price.

(a) Earnout Years. The Buyer shall make additional payments to the Trust of shares of Buyer Common Stock based upon the Revenue and the Revenue Objective of the Company during each year in the four-year period commencing with the fiscal year ending March 31, 2008. Each of the following one-year periods shall be referred to herein as follows: (i) the 12-month period ending March 31, 2008 shall be referred to as “Year 1”; (ii) the 12-month period ending March 31, 2009 shall be referred to as “Year 2”; (iii) the 12-month period ended March 31, 2010 shall be referred to as “Year 3”; and (iv) the 12-month period ended March 31, 2011 shall be referred to as “Year 4.” Each of Year 1, Year 2, Year 3 and Year 4 is referred to as an “Earnout Year.”

(b) Definitions.

(i) “Revenue” means the consolidated revenue recognized by the Company and its Subsidiaries from all sources and the consolidated revenue recognized by Buyer and its Subsidiaries from the engineering, licensing and component delivery and after-sales support relating to wind energy converters incorporated into the Company’s wind turbine design (i.e., comprising rotor, nacelle, tower, foundation, and low/medium voltage transformer station) and wind turbine components incorporating the Company’s Intellectual Property, technology or know-how in a given Earnout Year, as determined in accordance with US GAAP applied by the Buyer in a manner consistent with the application of such principles in other parts of the Buyer’s business.

(ii) “Revenue Objective” means the amounts set forth on Schedule 1.5(b) attached hereto.

(c) Earnout Payments. As additional purchase price, the Buyer shall make the following payments of Buyer Shares to the Trust with respect to each of the Earnout Years based on the following calculation.

(i) If in any Earnout Year, Revenue for such Earnout Year is less than 50% of the Revenue Objective for such Earnout Year, the Buyer shall pay the Trust an additional zero (0) Performance Shares in respect of such Earnout Year.

(ii) If in any Earnout Year, Revenue for such Earnout Year is greater than or equal to 50% of the Revenue Objective for such Earnout Year and less than 80% of the Revenue Objective for such Earnout Year, the Buyer shall pay the Trust an additional Seventy-Five Thousand (75,000) Performance Shares in respect of such Earnout Year.

(iii) If in any Earnout Year, Revenue for such Earnout Year is greater than or equal to 80% of the Revenue Objective for such Earnout Year and less than 100% of the Revenue Objective for such Earnout Year, the Buyer shall pay the Trust an additional One Hundred Twenty-Five Thousand (125,000) Performance Shares in respect of such Earnout Year.

(iv) If in any Earnout Year, Revenue for such Earnout Year is greater than or equal to 100% of the Revenue Objective for such Earnout Year and less than 114% of the Revenue Objective for such Earnout Year, the Buyer shall pay the Trust an additional One Hundred Fifty Thousand (150,000) Performance Shares in respect of such Earnout Year.

(v) If in any Earnout Year, Revenue for such Earnout Year is greater than or equal to 114% of the Revenue Objective for such Earnout Year and less than 150% of the Revenue Objective for such Earnout Year, the Buyer shall pay the Trust an additional Two Hundred Thousand (200,000) Performance Shares in respect of such Earnout Year.

(vi) If in any Earnout Year, Revenue for such Earnout Year is greater than or equal to 150% of the Revenue Objective for such Earnout Year, the Buyer shall pay the Trust an additional Three Hundred Fifty Thousand (350,000) Performance Shares in respect of such Earnout Year.

The total aggregate payments to be made by the Buyer to the Trust pursuant to this Section 1.5(c), if any, shall not exceed One Million Four Hundred Thousand (1,400,000) Performance Shares.

(vii) If, following the Closing Date, the employment relationship between Gerald Hehenberger (“Hehenberger”) and the Company is terminated by the Buyer or the Company for any reason other than for a reason that would permit immediate dismissal without notice under Austrian labor law before the end of Earnout Year 4, the Buyer shall pay the Trust, in addition to any Performance Shares that have been earned with respect to an Earnout Year prior to the Earnout Year in which such employment termination occurs (other than Year 1), (w) 1,400,000 Performance Shares, if such employment termination occurs during Year 1, (x) 1,050,000 Performance Shares, if such employment termination occurs during Year 2, (y) 700,000 Performance Shares, if such employment termination occurs during Year 3, and (z) 350,000 Performance Shares, if such employment termination occurs during Year 4. The Buyer shall have no obligation to pay additional Performance Shares to the Trust pursuant to Sections 1.5(c)(i)-(vi) following such an employment termination, and the Buyer shall have not obligation to pay additional Performance Shares to the Trust in connection with such an employment termination that occurs following Earnout Year 4.

(viii) In the event of a Sale Transaction, the Buyer shall pay the Trust, in addition to any Performance Shares that have been earned with respect to an Earnout Year prior to the Earnout Year in which the Sale Transaction closes (other than Year 1), (w) 1,400,000 Performance Shares, if the Sale Transaction closes during Year 1, (x) 1,050,000 Performance Shares, if the Sale Transaction closes during Year 2, (y) 700,000 Performance Shares, if the Sale Transaction closes during Year 3, and (z) 350,000 Performance Shares, if the Sale Transaction closes during Year 4. The Buyer shall have no obligation to pay additional Performance Shares to the Trust pursuant to Sections 1.5(c)(i)-(vi) following a Sale Transaction, and the Buyer shall have not obligation to pay additional Performance Shares to the Trust in connection with a Sale Transaction that occurs following Earnout Year 4.

(d) Payment. Any payment to be made pursuant to Sections 1.5(c)(i)-(vi) (each, an “Earnout Payment”) shall be made by the Buyer to the Trust by the delivery within fifteen (15) days of delivery of the Earnout Report of a certificate for the Performance Shares registered in the name of the Trust and recorded on the stock transfer ledger of the Buyer to be paid pursuant to Sections 1.5(c)(i)-(vi) for such Earnout Year. Any payment to be made pursuant to Section 1.5(c)(vii) or 1.5(c)(viii) shall be made by the Buyer to the Trust within fifteen (15) days of the termination of Hehenberger’s employment with the Company, in the case of Section 1.5(c)(vii), and immediately prior to the closing of a Sale Transaction, in the case of Section 1.5(c)(viii).

(e) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, combination of shares, reclassification of shares, or other similar change in the capitalization of the Buyer affecting the Common Stock, the number and class of securities issuable as Performance Shares shall be appropriately and proportionately adjusted by the Buyer to take into account such change.

(f) Employment of Hehenberger. Except as specifically provided in Section 1.5(c)(viii), the rights of the Trust under the foregoing provisions of this Section 1.5 shall not in any way be affected by the termination for any reason of the employment relationship between the Buyer or the Company and Hehenberger.

(g) Audit Rights. The achievement or failure to achieve each Revenue Objective set forth in Section 1.5(c) (each an “Earnout Target”) shall be determined by the Buyer and delivered to the Trust not later than June 30 immediately following the close of each Earnout Year, which determination (an “Earnout Report”) shall be set forth in a written notice delivered to the Trust together with the Earnout Payment, if any, owed to the Trust. Unless the Trust notifies the Buyer within thirty (30) days after receipt of the Earnout Report that it objects to the Buyer’s computations included in the Earnout Report, the Earnout Report shall be binding and conclusive for the purposes of this Agreement. The Trust shall have access to the books and records of the Buyer relating to the Company during regular business hours to verify the computations included in the Earnout Report.

(h) If the Trust notifies the Buyer in writing within thirty (30) days after receipt of the Earnout Report that it objects to the computations included in the Earnout Report, and if the Trust and the Buyer are unable to reach agreement thereon within thirty (30) days after such notification, the determination of the disputed computations shall be submitted to a mutually agreeable third-party firm of independent certified public accountants with expertise in US GAAP (“Special Accountants”) for determination, whose determination shall be binding and conclusive on the parties. If the Special Accountants determine that the Revenue for the Earnout Year in question was greater than or equal to a higher Earnout Target than that set forth in the Earnout Report, then the Buyer shall, within ten (10) days after receipt of such a written determination from the Special Accountants, pay the Special Accountants’ fees, costs and expenses and pay the additional Earnout Payment due to the Trust. If the Special Accountants determine that the Revenue for the Earnout Year in question was not greater than or equal to a higher Earnout Target than that set forth in the Earnout Report, then the Trust shall pay the Special Accountants’ fees, costs and expenses.

ARTICLE II

REPRESENTATIONS OF THE TRUST REGARDING THE TRUST

The Trust represents and warrants to the Buyer that the statements contained in this Article II are true and correct.

2.1. Due Organization. The Trust is duly organized, validly existing and in good standing under the laws of Austria. The Trust has furnished to the Buyer complete and accurate copies of its trust certificate (Stiftungsurkunde) and supplementary trust certificate (Stiftungszusatzurkunde) with confidential sections thereof redacted. The Trust is not in default under or in violation of any provisions of its trust certificate (Stiftungsurkunde) and supplementary trust certificate (Stiftungszusatzurkunde).

2.2. Title. The Trust has good and marketable title to the Shares, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

2.3. Authority. The Trust has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Shares and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Trust good and marketable title to the Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. This Agreement has been duly and validly executed and delivered by the Trust and constitutes a valid and binding obligation of the Trust, enforceable against it in accordance with its terms.

2.4. Noncontravention. Neither the execution and delivery by the Trust of this Agreement, nor the consummation by the Trust of the transactions contemplated hereby, will (a) conflict with or violate any provision of the trust certificate (Stiftungsurkunde) and supplementary trust certificate (Stiftungszusatzurkunde) of the Trust, (b) require on the part of the Trust any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Trust is a party or by which the Trust is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect (x) the consummation of the transactions contemplated hereby or (y) the Buyer’s continuing operation of the Company following the Closing or (ii) any notice, consent or waiver the absence of which would not adversely affect (x) the consummation of the transactions contemplated hereby or (y) the Buyer’s continuing operation of the Company following the Closing, (d) result in the imposition of any Security Interest upon any assets of the Trust or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Trust or any of its properties or assets.

2.5. Regulatory Approvals. The Trust is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by it or the transfer, conveyance and sale of the Shares pursuant to the terms hereof.

2.6. Brokers. The Trust does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.7. Investment Representation. The Trust is acquiring the Buyer Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same in violation of any applicable securities laws; and, except as contemplated by this Agreement and the agreements contemplated herein, the Trust has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

ARTICLE III

REPRESENTATIONS OF THE TRUST REGARDING THE COMPANY

The Trust represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true and correct. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection in this Article III.

3.1. Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of Austria. The Company is duly qualified to conduct business, through registration of a branch office or otherwise, and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Trust has furnished to the Buyer complete and accurate copies of the articles of association of the Company. The Company is not in default under or in violation of any provision of its articles of association.

3.2. Capitalization. The nominal share capital of the Company amounts to €181,686, which has been fully paid in and which is exclusively held by the Trust. All of the Shares have been duly authorized, validly issued, and are fully paid and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies or understandings with respect to the voting of any Shares. All of the issued and outstanding Shares were issued in compliance with all applicable laws.

3.3. Subsidiaries.

(a) Section 3.3 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business, through registration of a branch office or otherwise, and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Trust has delivered to the Buyer complete and accurate copies of the articles of association of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its articles of association. All of the issued and outstanding shares of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary are held of record and owned beneficially by the Company, free and clear of any restrictions on transfer (other than restrictions under applicable securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any shares of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any shares of any Subsidiary.

(c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.

3.4. Financial Statements. The Trust has provided to the Buyer the Financial Statements. The Financial Statements have been prepared in accordance with Austrian GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and its Subsidiaries; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments and do not include footnotes.

3.5. Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the following actions:

(i) declared or paid any dividend or other distribution in cash or property on its capital stock or repurchased any of its capital stock;

(ii) incurred, assumed or guaranteed any debt (including capital lease obligations, but excluding accounts payable incurred in the ordinary course of business); or made any loans, advances or capital contributions to, or investments in, any other person;

(iii) increased in any manner the compensation or fringe benefits of, or materially modified the employment terms of, or paid any bonuses to, its employees;

(iv) acquired any assets or made any capital expenditures for an amount of over €10,000 in any one instance or €25,000 in the aggregate;

(v) changed in any material respect its accounting methods, principles or practices, except as required by a generally applicable change in Austrian GAAP; or

(vi) paid any obligation or liability other than in the Ordinary Course of Business.

3.6. Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by Austrian GAAP to be reflected on a balance sheet.

3.7. Tax Matters.

(a) Each of the Company and its Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns (including a tax group (Unternehmensgruppe) within the meaning of Section 9 of the Austrian Corporate Income Tax Act (Körperschaftsteuergesetz), other than a group of which the common parent is the Company. Each of the Company and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and each Subsidiary for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer other than the Company or any Subsidiary. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b) The Trust has delivered to the Buyer complete and accurate copies of all of the Company’s and of any of the Subsidiaries’ Tax Returns, assessment notes (Bescheide) and audit reports (Außenprüfungsberichte) applicable to fiscal year 2005. The Tax Returns of the Company and each Subsidiary have been audited by the Austrian tax authorities or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.7(b) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) Neither the Company nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income.

(d) The Company and its Subsidiaries have net operating losses (Verlustvorträge) in the amounts set forth in Section 3.7(d) of the Disclosure Schedule; none of these net operating losses of the Company or any Subsidiary determined as of the Closing Date is subject to limitation on its use other than as provided under applicable tax law.

3.8. Assets. The Company or the applicable Subsidiary is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company and its Subsidiaries, free and clear of all Security Interests. Each of the Company and its Subsidiaries owns or leases all tangible assets sufficient for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

3.9. Owned Real Property. Neither the Company nor any Subsidiary has owned any real property.

3.10. Real Property Leases. Section 3.10 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect;

(b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Company nor any Subsidiary, nor, to the knowledge of the Trust, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Trust, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Trust, any other party under such Lease; and

(d) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

3.11. Intellectual Property.

(a) Registrations. Section 3.11(a) of the Disclosure Schedule lists all Company Registrations and Hehenberger Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company or any Subsidiary, and all assignments of Hehenberger Registrations to Hehenberger, have been properly executed and recorded. To the knowledge of the Trust, all Company Registrations and Hehenberger Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company or Hehenberger, as applicable.

(b) Prosecution Matters. There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the knowledge of the Trust threatened, with respect to any Patent Rights included in the Company Registrations or Hehenberger Registrations. The Company and the Subsidiaries and Hehenberger, as applicable, have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company or any Subsidiary or Hehenberger, as applicable, and have made no material misrepresentation in such applications. The Trust has no knowledge of any information that would preclude the Company or any Subsidiary or Hehenberger, as applicable, from having clear title to the Company Registrations or Hehenberger Registrations, as applicable or affecting the patentability or enforceability of any Company Registrations or Hehenberger Registrations.

(c) Ownership; Sufficiency. Each item of Company Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Company Owned Intellectual Property are listed in Section 3.11(c) of the Disclosure Schedule. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently and contemplated to be done in the future by the Company and the Subsidiaries, (ii) to Exploit the Internal Systems as they are currently used and contemplated to be used in the future by the Company and the Subsidiaries, and (iii) otherwise to conduct the Company’s business in all material respects in the manner currently conducted and contemplated to be conducted in the future by the Company and the Subsidiaries.

(d) Protection Measures. The Company or the appropriate Subsidiary has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company and each Subsidiary have complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Trust, threatened against the Company or any Subsidiary or Hehenberger, as applicable. To the knowledge of the Trust, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary or Hehenberger, as applicable, or (ii) breach of the Company’s or any Subsidiary’s security procedures wherein confidential information has been disclosed to a third person. The Company has taken commercially reasonable steps to police the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

(e) Infringement by Company. None of the Customer Offerings, or the Exploitation thereof by the Company or its Subsidiaries or by any reseller, distributor, customer or user thereof, or any other activity of the Company or its Subsidiaries, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. None of the Internal Systems, or the Company’s or any Subsidiary’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with the business of the Company and its Subsidiaries, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 3.11(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any Subsidiary or Hehenberger alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any Subsidiary or Hehenberger from any reseller, distributor, customer, user or any other third party; and the Trust has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

(f) Infringement of Company Rights. To the knowledge of the Trust, no person (including, without limitation, any current or former employee or consultant of Company or the Subsidiaries) is infringing, violating or misappropriating any of the Company Owned Intellectual Property, Hehenberger Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company or any Subsidiary. The Trust has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Intellectual Property.

(g) Outbound IP Agreements. Section 3.11(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company or a Subsidiary or Hehenberger has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property. Neither the Company nor any Subsidiary has agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. Neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.

(h) Inbound IP Agreements. Section 3.11(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or a Subsidiary Exploits it (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. No third party inventions, methods, services, materials, processes or Software, except for software bound to certain products as identified and described in Section 3.11(h) of the Disclosure Schedule, are included in or required to Exploit the Customer Offerings or Internal Systems. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed in Section 3.11(h) of the Disclosure Schedule.

(i) Authorship. All of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems, except for software bound to certain products as identified and described in Section 3.11(i) of the Disclosure Schedule, have been designed, authored, tested and debugged by regular employees of the Company or a Subsidiary within the scope of their employment or by independent contractors of the Company or a Subsidiary who have executed valid and binding agreements expressly assigning to the maximum extent permissible under Austrian patent law all right, title and interest in such copyrightable materials to the Company or a Subsidiary, waiving their non-assignable rights (including moral rights) in favor of the Company or a Subsidiary and its permitted assigns and licensees, and have no residual claim to such materials.

(j) Employee and Contractor Assignments. Each employee of the Company or any Subsidiary and each independent contractor of the Company or any Subsidiary has executed a valid and binding written agreement expressly assigning to the maximum extent permissible under Austrian patent law to the Company or a Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein to the maximum extent legally permissible under Austrian patent law.

(k) Quality. To the knowledge of the Trust, the Customer Offerings and the Internal Systems are free from significant defects in design, workmanship and materials and conform in all material respects to the written Documentation and specifications therefor. The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. Except for a normal level of component repairs and replacements (e.g., the PM-1000), the Company and its Subsidiaries have not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.

(l) Support and Funding. The Company and its Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.

3.12. Inventory. All inventory of the Company and its Subsidiaries, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. All inventories not written-off have been priced at the lower of cost or net realizable value on a first-in, first-out basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and its Subsidiaries.

3.13. Contracts.

(a) Section 3.13 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of €10,000 per annum or having a remaining term longer than twelve (12) months;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of €50,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than €50,000 or under which the Company or any Subsidiary has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement concerning confidentiality or noncompetition;

(vii) any employment or consulting agreement;

(viii) any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof;

(ix) any agreement not already listed in Section 3.12 of the Disclosure Schedule under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x) any agreement not already listed in Section 3.12 of the Disclosure Schedule which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(xi) any other agreement (or group of related agreements) either involving more than €10,000 or not entered into in the Ordinary Course of Business.

(b) The Trust has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 3.11 or Section 3.13 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect in accordance with the terms thereof; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Trust, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Trust, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Trust, any other party under such agreement.

3.14. Accounts Receivable. All accounts receivable of the Company and its Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable of the Company and its Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of €50,000 is subject to any contest, claim or setoff by such account debtor.

3.15. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

3.16. Insurance. Section 3.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary will be liable for retroactive premiums or similar payments, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Trust has no knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

3.17. Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Company or any Subsidiary. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.

3.18. Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable terms and conditions of sale or lease of the Company or the applicable Subsidiary as set forth in the applicable purchase contract or as required under Austrian commercial law, which are set forth in Section 3.18 of the Disclosure Schedule and (ii) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability. The Company has a reserve account on its balance sheet to cover guaranties, warranties, rights of return, rights of credit and other indemnification obligations with respect to products or services manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary on or prior to the date of this Agreement.

3.19. Employees.

(a) Section 3.19 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary, along with the position and the annual rate of compensation of each such person. Each current or past employee of the Company or any Subsidiary has entered into an employment agreement which contains a confidentiality agreement with the Company or such Subsidiary, a copy or form of which has previously been delivered to the Buyer. All employees of the Company and each Subsidiary, with the exception of Hehenberger, have entered into employment agreements (Dienstverträge) with such Company or Subsidiary that bind them to the terms of the Austrian patent law regarding assignment of inventions and to the provisions of the mandatory applicable Austrian collective bargaining agreement, a copy or form of such agreements have previously been delivered to the Buyer. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. To the knowledge of the Trust, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.

(b) Except for the mandatory application of the applicable collective bargaining agreement under Austrian labor law as described in Section 3.19(b) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has the Company or any Subsidiary experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Trust has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

3.20. Employee Benefits.

(a) Section 3.20(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all plan financial statements for the last five plan years for each Company Plan, have been delivered to the Buyer.

(b) Each Company Plan has been administered in all material respects in accordance with its terms and the Company has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any Subsidiary to (i) any material fine, penalty, tax or liability of any kind imposed under Austrian law (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(e) Section 3.20(e) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the date of this Agreement.

(f) Section 3.20(f) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any

Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

3.21. Environmental Matters. Each of the Company and its Subsidiaries has complied with all applicable Environmental Laws, and real property currently or previously owned by any one of them fully complies and has complied with all applicable Environmental Laws. There is no pending or, to the knowledge of the Trust, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. Neither the Company nor any Subsidiary has or may have any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

3.22. Legal Compliance. Each of the Company and its Subsidiaries is currently conducting, and has at all times since January 1, 2003 conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

3.23. Customers and Suppliers. Section 3.23 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company or a Subsidiary. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company or any Subsidiary.

3.24. Permits. Section 3.24 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company and its Subsidiaries. Such listed Permits are the only Permits that are required for the Company and its Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect; the Company or the applicable Subsidiary is in compliance with the terms of each such Permit; and, to the knowledge of the Trust, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

3.25. Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Subsidiary. Section 3.25 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

3.26. Brokers’ Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.27. Books and Records. The corporate and financial books and records of the Company and each Subsidiary accurately reflect in all material respects the corporate proceedings and the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices. Section 3.27 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and its Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

3.28. Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Buyer all material information relating to the business of the Company or any Subsidiary or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS OF THE BUYER

The Buyer represents and warrants to the Trust that the statements contained in this Article IV are true and correct:

4.1. Organization, Qualification and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Trust complete and accurate copies of its Certificate of Incorporation and By-laws.

4.2. Authorization of Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

4.3. Noncontravention. Neither the execution and delivery by the Buyer of this Agreement, nor the consummation by the Buyer of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for filing obligations on Form 8-K and the filing of a registration statement under Article IX of this Agreement, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets, or (e) result in the imposition of any security interest upon any assets of the Buyer.

4.4. Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.5. Investment Representation. The Buyer is acquiring the Shares from the Trust for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

4.6. Capitalization. The authorized capital stock of the Buyer consists of 100,000,000 shares of Buyer Common Stock, of which 33,018,168 shares were issued and outstanding as of June 30, 2006. The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Certificate of Incorporation. All of the Buyer Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

4.7. Reports and Financial Statements. The Buyer has previously furnished or made available to the Trust complete and accurate copies, as amended or supplemented, of the Buyer Reports. The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from

June 14, 2006 through the date of this Agreement. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with US GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein. Since June 14, 2006 there has occurred no event or development which has had or may be reasonably foreseen to have in the future a material adverse effect on the Buyer. In addition to the Buyer Reports, Buyer has previously furnished to the Trust a business plan projected through at least fiscal year 2010.

4.8. Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE V

COVENANTS

5.1. Closing Efforts.

(a) Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the transactions contemplated hereby are satisfied.

(b) The Trust shall use good faith efforts to cause each employee of the Company or its Subsidiaries (other than Hehenberger) to execute, on or prior to the Closing Date, an agreement, in a form reasonably satisfactory to the Buyer, that covers assignment of intellectual property rights and confidentiality obligations.

5.2. Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Trust shall use its Reasonable Best Efforts to obtain (or cause the Company to obtain), at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

5.3. Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Trust shall cause the Company and each Subsidiary to conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Trust shall cause the Company and each Subsidiary not to take any of the following actions without the written consent of the Buyer:

(a) issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities;

(b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.22(f)or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 3.22(f) of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business, except as contemplated by Sections 6.1(f) or 6.1(g);

(h) amend its charter, by-laws or other organizational documents;

(i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in Austrian GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 3.12, Section 3.13 or Section 3.15 of the Disclosure Schedule;

(k) form any subsidiary;

(l) make or commit to make any capital expenditure in excess of €10,000 per item or €25,000 in the aggregate;

(m) institute or settle any Legal Proceeding, except the Legal Proceeding referred to in Section 6.1(g);

(n) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Trust with respect to the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Article VI not being satisfied; or

(o) agree in writing or otherwise to take any of the foregoing actions.

5.4. Access to Information. The Trust shall cause the Company and each Subsidiary to permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

5.5. Exclusivity.

(a) The Trust shall not, and the Trust shall not permit the Company to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than the Buyer or as may be necessary in the Ordinary Course of Business) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

(b) The Trust shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Trust and/or the Company is terminating such discussions or negotiations. If the Trust or the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Trust shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

5.6. Expenses. Except as set forth in Article VII, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the transactions contemplated hereby are consummated, the Trust shall bear the expenses of the Company.

5.7. S-X Financial Statements. The Trust shall deliver to the Buyer, not later than 45 days following the Closing Date (a) consolidated financial statements for the Company and its Subsidiaries as of and for the fiscal year ending December 31, 2006 which satisfy Buyer’s financial statement reporting obligations with respect to the acquisition of the Company under Regulation S-X of the SEC (the “S-X Financial Statements”) and (b) a consent of the Company’s auditors to the inclusion of its reports regarding the S-X Financial Statements in Buyer’s 8-K filing with the SEC with respect to the transactions contemplated hereby; provided that following the Closing the Buyer shall cause Company to make available to the Trust all information in the Company’s possession necessary for the preparation of such financial statements.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

6.1. Conditions to Obligations of the Buyer. The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

(a) The representations and warranties of the Trust set forth in Article II, the representations and warranties of the Trust with respect to the Company set forth in the first sentence of Section 3.1, and in Section 3.2 and any representations and warranties of the Trust (with respect to itself or with respect to the Company) set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Trust set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

(b) The Trust shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c) No Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(d) The Trust shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Company or a Subsidiary) of this Section 6.1 is satisfied in all respects.

(e) The Trust shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices which are required on the part of the Trust or the Company.

(f) The Company shall have paid in full any amounts owed by it to Buyer, including all accounts payable that are due for payment under their payment terms, and the Trust or the Company shall have delivered to the Buyer a schedule of the accounts payable of the Company as of the Closing Date, in such form and with such detail as acceptable to the Buyer.

(g) Other than normal trade payables less than 60 days old, the Company shall have no outstanding liabilities, including any and all bank indebtedness, and the Company shall have resolved in full that certain claim against the Company for approximately €300,000 by Desarolles Eolicos S.A.

(h) Hehenberger shall have assigned to the Company any and all Intellectual Property Registrations, including without limitation all right, title, and interest in and to the patents and patent applications set forth in Section 3.11(a) of the Disclosure Schedule; provided that the Company shall bear all costs and expenses of such assignment and the maintenance of such patents or patent rights following such assignment.

(i) Hehenberger and the Company shall have terminated the Patent License Agreement dated October 10, 2005.

(j) The employment agreement among the Buyer, the Company and Hehenberger dated the date hereof shall be in full force and effect.

(k) The Buyer shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

6.2. Conditions to Obligations of the Trust. The obligations of the Trust under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Trust:

(a) The representations and warranties of the Buyer set forth in the first sentence of Section 4.1 and in Section 4.2 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

(b) The Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c) No Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have, individually or in the aggregate, a material adverse effect on the Buyer or its business, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(d) The Buyer shall have delivered to the Trust a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of this Section 6.2 is satisfied in all respects.

(e) The employment agreement among Buyer, Hehenberger and the Company dated the date hereof shall be in full force and effect.

(f) The Trust shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VII

INDEMNIFICATION

7.1. Indemnification by the Trust. The Trust shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach of any representation or warranty of the Trust contained in this Agreement or any other agreement or instrument furnished by the Trust to the Buyer pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Trust contained in this Agreement or any agreement or instrument furnished by the Trust to the Buyer pursuant to this Agreement;

(c) any failure of the Trust to have good, valid and marketable title to the Shares, free and clear of all Security Interests; or

(d) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of the Company; (ii) any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the articles of association of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

7.2. Indemnification by the Buyer. The Buyer shall indemnify the Trust in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Trust resulting from, relating to or constituting:

(a) any breach of any representation or warranty of the Buyer contained in this Agreement or any other agreement or instrument furnished by the Buyer to the Trust pursuant to this Agreement; or

(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement or any agreement or instrument furnished by the Buyer to the Trust pursuant to this Agreement.

7.3. Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Parties are unable to resolve the Dispute within such 30-day period, the Dispute will be submitted to arbitration in accordance with Section 7.3(e).

(e) Either the Buyer or the Trust may submit an unresolved Dispute referred to in Section 7.3(d) to arbitration by notifying the other Party, in writing, of such unresolved Dispute. Within 10 days after receipt of such notice, the Buyer and the Trust shall designate in writing one arbitrator to resolve the Dispute; provided, that if the Parties cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the London Court of International Arbitration. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any Party or any Affiliate of any Party. Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Trust shall meet, at which time the Buyer and the Trust shall be required to set forth in writing all issues and a proposed ruling on each such issue with respect to the Dispute. The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to this subsection, to discuss each of the issues identified by the Buyer and the Trust relating to the Dispute. Each Party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the London Court of International Arbitration; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence. The arbitrator shall use his best efforts to rule on the Dispute within 30 days after the completion of the hearings described above. The determination of the arbitrator as to the resolution of any Dispute shall be binding and conclusive upon each Party. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties. The prevailing Party in any arbitration shall be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration. The non-prevailing Party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration. Any arbitration pursuant to this Section 7.3(e) shall be conducted in London, England. The language of arbitration shall be English. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the Parties hereby consent and commit themselves to the jurisdiction of any state or U.S. Federal court sitting in the Commonwealth of Massachusetts and any provincial or federal court of the Republic of Austria for purposes of the enforcement of any arbitration award.

7.4. Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the date two (2) years following the Closing Date, except that (i) the representations and warranties set forth in Article II and Sections 3.1, 3.2, 4.1 and 4.2 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 3.9, 3.22 and 3.23 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

7.5. Limitations.

(a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Trust for Damages under Section 7.1(a) shall not exceed 50% of the product of (x) the number of Buyer Shares that have been issued by the Buyer to the Trust and may be legally sold by the Trust (or have already been sold or transferred by the Trust) through the date on which the Buyer delivers a Claim Notice with respect to which such aggregate liability is being calculated and (y) the last sale price per share of the Buyer Common Stock as reported on the NASDAQ Global Market on such date, and (ii) the Trust shall not be liable under Section 7.1(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 7.1(a) exceeds $25,000 (at which point the Trust shall become liable for the aggregate Damages under Section 7.1(a), and not just amounts in excess of $25,000); provided that the limitation set forth in this sentence shall not apply to a claim relating to a breach of the representations and warranties set forth in Article II or Sections 3.1 or 3.2.

(b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 7.2(a) shall not exceed 50% of the product of (x) the number of Buyer Shares that have been issued by the Buyer to the Trust and may be legally sold by the Trust (or have already been sold or transferred by the Trust) through the date on which the Trust delivers a Claim Notice with respect to which such aggregate liability is being calculated and (y) the last sale price per share of the Common Stock as reported on the NASDAQ Global Market on such date, and (ii) the Buyer shall not be liable under Section 7.2(a) unless and until the aggregate Damages under Section 7.2(a) for which it would otherwise be liable exceeds $25,000 (at which point the Buyer shall become liable for the aggregate Damages under Section 7.2(a), and not just in amounts in excess of $25,000); provided that the limitation set forth in this sentence shall not apply to a claim relating to a breach of the representations and warranties set forth in Sections 4.1, 4.2 or 4.6 or a breach of its obligations under Article IX. The rights of the Buyer and of the Trust to make indemnification claims shall expire on the date five years after the Closing Date.

(c) The holdback described in Section 7.6 is intended to secure the indemnification obligations of the Trust under this Agreement. However, the rights of the Buyer under this Article VII shall not be limited to the holdback nor shall the holdback be the exclusive means for the Buyer to enforce such rights.

(d) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VII shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(e) The Trust shall not have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

7.6. Holdback Provisions. If the Buyer has delivered a Claim Notice or an Expected Claim Notice pursuant to this Article VII, and such claim or claims have not been paid by the Trust or otherwise resolved, then (subject to the limitations set forth in Section 7.5) the Buyer shall be entitled to hold back (i) that number of Performance Shares otherwise payable pursuant to Section 1.5 that have a fair market value equal to, and/or (ii) such portion of the payment owed under Section 8.3 as is equal to, the Claimed Amount, less any portion of the Claimed Amount as has actually been paid by the Trust pursuant to this Article VII. Upon the resolution of any indemnity claim, the Buyer shall be entitled to retain and assume all rights to and ownership of such Performance Shares, if any, as would otherwise be payable under Section 1.5 and/or the amount, if any, as would otherwise be payable under Section 8.3 as the Buyer is entitled to receive pursuant to the resolution of such indemnity claim (which shall release the Trust of its obligations to pay such to the Buyer under this Article VII and shall release the Buyer of its obligations to pay such Performance Shares under Section 1.5 and/or such amount under Section 8.3). For purposes of this Section 7.6, the fair market value of one share of Buyer Common Stock shall be deemed to be the closing price of a share of Buyer Common Stock on the NASDAQ Global Market on the date of the delivery of such Claim Notice or Expected Claim Notice.

ARTICLE VIII

POST-CLOSING AGREEMENTS

The Trust agrees that from and after the Closing Date:

8.1. Proprietary Information.

(a) The Trust and each of its Affiliates shall hold in confidence and shall use their commercially reasonable best efforts to have all officers, directors and personnel who continue after the Closing to be employed by the Trust or any Affiliate thereof to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Trust.

(b) If (i) the employment of an officer, director or other employee of a Trust or any Affiliate thereof, to whom secret or confidential knowledge or information concerning the business of the Company has been disclosed, is terminated and (ii) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, the Trust shall, upon request by the Buyer, take all reasonable steps at its expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof. Any legal counsel retained by the Trust in connection with any such enforcement or attempted enforcement shall be selected by the Trust, but shall be subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

(c) The Trust agrees that the remedy at law for any breach of this Section 8.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 8.1.

ARTICLE IX

REGISTRATION RIGHTS

9.1. Registration of Shares. The Buyer shall file with the SEC, within ninety (90) days following the Closing, the Trust Registration Statement. The Buyer shall use its best efforts to cause the Trust Registration Statement to be declared effective by the SEC as soon as practicable. The Buyer shall cause the Trust Registration Statement to remain effective until the first anniversary of the Closing Date or such earlier time as all of the Buyer Shares covered by the Trust Registration Statement have been sold pursuant thereto.

9.2. Limitations on Registration Rights.

(a) The Buyer may, by written notice to the Trust, (i) delay the filing or effectiveness of the Trust Registration Statement or (ii) suspend the Trust Registration Statement after effectiveness and require that the Trust immediately cease sales of shares pursuant to the Trust Registration Statement, in the event that (A) the Buyer files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities or (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Trust Registration Statement would require disclosure of such activity, transaction, preparations or negotiations; provided, however, that the Buyer may not delay the filing of or suspend the Trust Registration Statement for a period in excess of thirty (30) days from the date of delivery of notice from the Buyer to the Trust pursuant to this Section 9.2(a), and the Buyer may not exercise its rights under this Section 9.2(a) more than once in any 12-month period.

(b) If the Buyer delays or suspends the Trust Registration Statement or requires the Trust to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Trust Registration Statement and/or give written notice to the Trust authorizing it to resume sales pursuant to the Trust Registration Statement. If as a result thereof the prospectus included in the Trust Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall provide notice of such amendment to the Trust with the notice to the Trust given pursuant to this paragraph (b), and the Trust shall make no offers or sales of shares pursuant to the Trust Registration Statement other than by means of such revised prospectus.

9.3. Registration Procedures.

(a) In connection with the filing by the Buyer of the Trust Registration Statement, the Buyer shall file with the SEC a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(b) The Buyer shall use its best efforts to register or qualify the Buyer Shares covered by the Trust Registration Statement under the securities laws of each state of the United States; provided, however, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(c) If the Buyer has filed with the SEC preliminary or final prospectuses as part of the Trust Registration Statement and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Trust and, if requested by the Buyer, the Trust shall immediately cease making offers or sales of shares under the Trust Registration Statement. Following the filing of such amended or supplemented prospectuses, the Trust shall be free to resume making offers and sales under the Trust Registration Statement.

(d) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article IX, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Trust in connection with sales under the Trust Registration Statement and (ii) the fees and expenses of any counsel retained by the Trust.

9.4. Requirements of Trust.

(a) The Trust shall furnish to the Buyer in writing such information regarding it and the proposed sale of Buyer Shares by it as the Buyer may reasonably request in writing in connection with the Trust Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

(b) The Trust shall:

(i) indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Trust Registration Statement made in reliance upon, or in conformity with, a written statement by the Trust furnished pursuant to this Section 9.4; and

(ii) report to the Buyer sales made pursuant to the Trust Registration Statement.

9.5. Indemnification. The Buyer agrees to indemnify and hold harmless the Trust against any losses, claims, damages, expenses or liabilities to which the Trust may become subject by reason of any untrue statement of a material fact contained in the Trust Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of the Trust for use in the Trust Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 9.5.

9.6. Assignment of Rights. The Trust may not assign any of its rights under this Article IX.

9.7. Limitations on Sale. Notwithstanding the obligations of the Buyer pursuant to this Article IX, the sale of Buyer Shares by the Trust, whether under the Trust Registration Statement or otherwise, is subject to the following limitations:

(a) The Trust may only sell Buyer Shares through one or more market-makers in Buyer Shares as approved by Buyer.

(b) The Trust will provide notice to Buyer at least sixty (60) days prior to making any sales of Buyer Shares. The Trust will cooperate with Buyer’s reasonable requests so that such sales of Buyer Shares have a minimal negative impact on the price of a share of Buyer Common Stock, but in no event shall the Buyer require the Trust to delay any desired sale of Buyer Shares for more than fourteen (14) days.

(c) Of the Closing Buyer Shares, the Trust may sell:

(i) Five Hundred Eighty Thousand (580,000) Closing Buyer Shares on or after the date on which the Trust Registration Statement is declared effective;

(ii) an additional Three Hundred Sixty Thousand (360,000) Closing Buyer Shares on or after the first anniversary of the Closing Date;

(iii) an additional Two Hundred Forty Thousand (240,000) Closing Buyer Shares on or after the second anniversary of the Closing Date; and

(iv) an additional One Hundred Twenty Thousand (120,000) Closing Buyer Shares on or after the third anniversary of the Closing Date.

(d) The Trust may sell Performance Shares upon receipt thereof subject to the applicable provisions of Rule 144 of the Securities Act (“Rule 144”).

9.8. Buyer Obligations Concerning Rule 144. For a period of two years from and after the Closing Date, the Buyer agrees to make and keep available adequate current public information about the Buyer, as those terms are understood and defined in section (c) of Rule 144.

ARTICLE X

TERMINATION

10.1. Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Trust in the event the Trust is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 6.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Trust of written notice of such breach;

(c) the Trust may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 6.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Trust to the Buyer of written notice of such breach;

(d) the Buyer may terminate this Agreement by giving written notice to the Trust if the Closing shall not have occurred on or before January 31, 2007 by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

(e) the Trust may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before January 31, 2007 by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from a breach by the Trust of any representation, warranty or covenant contained in this Agreement).

10.2. Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement prior to such termination).

ARTICLE XI

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Austrian GAAP” shall mean Austrian generally accepted accounting principles.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Common Stock” shall mean a share of Common Stock of Buyer, $0.01 par value per share.

“Buyer Reports” shall mean (a) the Buyer’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, as filed with the SEC, and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since June 14, 2006.

“Buyer Shares” shall have the meaning set forth in Section 1.3.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the

Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Buyer Shares” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.4.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Intellectual Property” shall mean the Company Owned Intellectual Property, the Company Licensed Intellectual Property and the Hehenberger Owned Intellectual Property.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company or a Subsidiary by any third party.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company, or (ii) the ability of the Buyer to operate the business of the Company immediately after the Closing. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or a Subsidiary, in whole or in part.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company or any Subsidiary.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company or any Subsidiary, alone or jointly with others.

“Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Company or any Subsidiary (i) currently develops,

manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company or any Subsidiary (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the future. A true and complete list of all Customer Offerings is set forth in Section 3.13(c) of the Disclosure Schedule.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e)(vi).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Trust to the Buyer on the date hereof.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.

“Earnout Payment” shall have the meaning set forth in Section 1.5(d).

“Earnout Report” shall have the meaning set forth in Section 1.5(f).

“Earnout Target” shall have the meaning set forth in Section 1.5(f).

“Earnout Year” shall have the meaning set forth in Section 1.5(a).

“Employee Benefit Plan” shall mean any written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any federal, state or local law, statute, ordinance, rule, order, directive, judgment, Permit or regulation or case law relating to the environment,

occupational health and safety, or exposure of persons or other living beings or property to Materials of Environmental Concern, including without limitation any statute, ordinance, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Financial Statements” shall mean:

(a) the audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the last three fiscal years, and

(b) the Most Recent Balance Sheet and the unaudited statements of income, changes in stockholders’ equity and cash flows for the nine (9) months ended as of the Most Recent Balance Sheet Date.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency or tax office (Finanzamt).

“Hehenberger” shall have the meaning set forth in Section 1.5(e).

“Hehenberger Registrations” shall mean all Intellectual Property Registrations owned by or purported to be owned by Hehenberger that are used in the business of the Company or its Subsidiaries .

“Hehenberger Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by Hehenberger and used in the business of the Company or its Subsidiaries.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a) Patent Rights;

(b) Trademarks and all goodwill in the Trademarks;

(c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

(e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company or any Subsidiary in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or a Subsidiary or hosted at a third party site. All Internal Systems that are material to the business of the Company or its Subsidiaries is listed and described in Section 3.13(c) of the Disclosure Schedule.

“Lease” shall mean any lease or sublease pursuant to which the Company or any Subsidiary leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances or objects, pesticides, solid wastes and hazardous wastes, chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, ordinance, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean September 30, 2006.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parties” shall mean the Buyer and the Trust.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Performance Shares” shall have the meaning set forth in Section 1.3.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Response” shall mean a written response containing the information provided for in Section 7.3(c).

“Revenue” shall have the meaning set forth in Section 1.5(b).

“Revenue Objective” shall have the meaning set forth in Section 1.5(b).

“Rule 144” shall have the meaning set forth in Section 9.7(d).

“Sale Transaction” shall mean:

(a)	any sale, merger or consolidation following the Closing involving the Company where immediately following such sale, merger or consolidation,

the Buyer holds less than 50% of the voting power of the Company (or any other entity into which the Company may be merged or with which it may be consolidated);

(b)	a sale of all or substantially all of the assets of the Company to an entity that is not controlled by the Buyer;

(c)	any merger or consolidation involving the Buyer which results in the voting securities of the Buyer outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Buyer or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

(d)	a sale of all or substantially all of the assets of the Buyer.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

“S-X Financial Statements” shall have the meaning set forth in Section 5.7.

“Shares” shall have the meaning set forth in the first Preliminary Statement.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Special Accountants” shall have the meaning set forth in Section 1.5(g).

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by Austria or any state, local or foreign government, or any agency thereof, or other political subdivision of Austria or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

“to the knowledge of the Trust” and any phrase of similar import shall mean the actual knowledge of Hehenberger, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Trust” shall have the meaning set forth in the first paragraph of this Agreement.

“Trust Registration Statement” shall mean a registration statement on Form S-3 covering the resale to the public by the Trust of 580,000 Closing Buyer Shares.

“US GAAP” shall mean United States generally accepted accounting principles.

“Year 1,” “Year 2,” “Year 3” and “Year 4” shall have the meanings set forth in Section 1.5(a).

ARTICLE XII

MISCELLANEOUS

12.1. Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule.

12.2. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Buyer:	American Superconductor Corporation Two Technology Drive Westborough, MA 01581 Attn: Thomas M. Rosa, VP, Chief Financial Officer and Treasurer Fax: (508) 836-4248 E-mail: trosa@amsuper.com

With a copy to:	WilmerHale 60 State Street Boston, MA 02109 Attn: Patrick J. Rondeau, Esq. Fax: (617) 526-5000 E-mail: patrick.rondeau@wilmerhale.com

To the Trust:	Gerald Hehenberger Privatstiftung Kempstrasse 23 A-9020 Klagenfurt Austria Attn: Dr. Hubert Huber Fax ++43-463-565-8820 E-mail: office@kwt-huber.at

With a copy to:	Law Offices of Kurt A. Wagner, P.C. 780 Lee Street, Suite 102 Des Plaines, IL 60016 Attn: Kurt Wagner Fax: (847) 759-9834 E-mail: wagner@wagneruslaw.com

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) ten business days after being sent, if sent by registered or certified mail, or (c) on the date delivered, if delivered by fax transmission or e-mail to the fax number or e-mail address, as applicable, set forth above.

12.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Trust, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other Party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Trust from any obligation or liability under this Agreement.

12.4. Entire Agreement; Amendments; Attachments. This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the Parties pursuant hereto represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties. The Buyer, by the consent of its Board of Directors or officers authorized by such Board, and the Trust may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Trust. If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

12.5. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

12.6. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

12.7. Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.

12.8. Arbitration. All disputes arising out of or in connection with this Agreement shall be finally settled under the rules of the London Court of International Arbitration by one or more arbitrators appointed in accordance with such rules. The place of arbitration shall be London, England. The language of arbitration shall be English.

12.9. Attorneys’ Fees. In any arbitration initiated under this Agreement to enforce the terms of this Agreement, or any legal action initiated to enforce any such arbitration award, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

12.10. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

12.11. Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER:

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ Gregory J. Yurek
Gregory J. Yurek
Title:	President and Chief Executive Officer

TRUST:

GERALD HEHENBERGER PRIVATSTIFTUNG

/s/ Gerald Hehenberger
Member of the Management Board

Address:	Kempfstrasse 23
A-9020 Klagenfurt

/s/ Hubert Huber
Member of the Management Board

Address:	Kempfstrasse 23
A-9020 Klagenfurt